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Exhibit 23.2





The Board of Directors
SBS Technologies, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-23053 and 333-98558) on Form S-8 and (No. 33-20129) on Form S-3 of
SBS Technologies, Inc. of our report dated September 2, 1998, relating to the combined balance sheets of OR Industrial Computers GmbH, ORTEC Electronic Assembly GmbH and OR Computers, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, changes in shareholders' equity, and cash flows for each of the years then ended, which report appears in the current report on Form 8-K/A of SBS Technologies, Inc. dated July 1, 1998.



/s/ KPMG Deutsche Treuhand-Gesellschaft AG



Munich, Germany
September 11, 1998